Exhibit 99.1

Altair Nanotechnologies Receives New $850,000 Purchase order From Proterra Inc.

RENO, Nev. – May 4, 2010 – Altair Nanotechnologies, Inc. (Altairnano) (Nasdaq: ALTI), a leading provider of energy storage systems for clean, efficient power and energy management, today announced the receipt of a follow-on $850,000 purchase order for its advanced lithium-ion battery modules required by Proterra to satisfy immediate end customer requirements for new all electric and hybrid electric transit buses.  This purchase is a follow-on order from the initial $898,400 contract announced in August 2009.  At that time Proterra purchased battery modules for several zero-emission demonstration buses, one of which was displayed to Washington D.C. policymakers in October 2009.

“This latest purchase order will allow Proterra to meet its immediate customer needs while we work out the remaining details of the more comprehensive agreement.  We have been collaborating with Proterra for over two years and are excited for the customer interest and traction that they are starting to achieve,” said Terry Copeland, President and Chief Executive Officer of Altairnano. “We look forward to growing our mutual relationship as demand for Proterra’s product increases as a result of the expanding availability of federal funding for transit bus purchases.”

"Altairnano's battery technology coupled with Proterra's expertise in the design and manufacturing of efficient, cost-effective, and environmentally responsible transit solutions will give us a significant competitive advantage," said Jeff Granato, Chief Executive Officer of Proterra. "The distinctive performance attributes of Altairnano’s battery technology specific to our customers’ requirements will make our product offering unique."

Altairnano will supply Proterra with advanced battery modules based on Altairnano’s 1P10S configuration. Designed for use in commercial EV & HEV applications, the 1P10S module is expected to withstand the rigors of commercial transportation by offering high cycle life, reliability, and high power. The 1P10S module configuration features an operating temperature range between -40oC to +55oC (-40oF to +131oF), which enables battery modules to operate effectively in broad temperature extremes, from cold Boston winters to the summer heat of the Southwest. These 24-volt battery modules utilize Altairnano's 50Ah cell, feature a 10-minute charge when coupled with appropriate charging facilities and provide a cycle life up to 9,000 100% depth of discharge cycles.

The modules will primarily be used in the production of all-electric, 35-foot Proterra FCBE 35 transit buses.  The FCBE 35 is the bus that demonstrated a fuel economy equivalency approaching 20 miles per gallon as measured by the Pennsylvania Transportation Institute at Penn State University.  This achievement is recognized to be up to 400 percent better than today's conventional diesel or competitor's hybrid transit buses.

About Altair Nanotechnologies Inc.
Headquartered in Reno, Nevada with manufacturing in Anderson, Indiana, Altairnano is a leading provider of energy storage systems for clean, efficient power and energy management. Going beyond lithium ion, Altairnano's Lithium-Titanate based battery systems are among the highest performing and most scalable, with applications that include complete energy storage systems for use in providing frequency regulation and renewables integration for the electric grid, battery modules and cells for mass transit applications, and battery packs for several different military applications. For more information please visit Altairnano at www.altairnano.com.

About Proterra Inc.
Proterra is answering the international call for efficient, cost-effective and environmentally responsible heavy-duty vehicle solutions. Headquartered in Golden, Colorado, Proterra is a leading designer and manufacturer of heavy-duty drive systems, energy storage systems, vehicle control systems and transit buses. Proterra’s systems are scalable to all forms of commercial buses and Class 6-8 trucks. For more information on Proterra and its technology please visit www.proterra.com.

Forward-Looking Statements
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. These risks and uncertainties include, without limitation, the risks that use and performance of the battery modules referenced in this release will differ from those anticipated because of use, configuration, environmental and other factors within the control of Proterra or purchasing municipalities or that exist in real-world usage that were not anticipated in a testing environment; that full commercialization of the advanced lithium ion-based batteries and related products described herein will not be completed for technical, political, strategic or other reasons; that any products developed will not perform as expected in future testing or real-world applications because of design, materials or configuration issues within the control of Altairnano; that even if full commercialization occurs, product sales may be limited and costs associated with production may exceed revenues; and that Altairnano may experience unexpected additional delays in securing purchase orders and, as a result, will not experience anticipated revenue growth. In addition, other risks are identified in the company's most recent Annual Report on Form 10-K and Form 10-Q, as filed with the SEC. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

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For Additional Information:

Institutional Investors:
Brion D. Tanous
CleanTech IR, Inc.
310-541-6824
btanous@cleantech-ir.com

Individual Investors:
Tom Herbert
Principal
CleanTech IR, Inc.
310-541-6824
therbert@cleantech-ir.com

Media Relations
Tom Kieffer
Senior Director - Strategic Marketing
Altair Nanotechnologies, Inc.
775-856-2500
mediarelations@altairnano.com